[LETTERHEAD OF INSTANT VIDEO TECHNOLOGIES, INC.]

500 Sansome Street, Suite 503      tel 415.391.4455
San Francisco                      fax 415.391.3392
California 94111                   http://www.burst.com



                                January 14, 2000

Instant Video Technologies, Inc.
500 Sansome Street, Suite 503
San Francisco, CA 94111

     Re:  Instant Video Technologies, Inc. (the "Company") Registration

Ladies and Gentlemen:

     1. The undersigned understands that the Company has agreed to register certain shares of Common Stock pursuant to a Registration Statement on Form S-1 to be filed by the Company with the Securities and Exchange Commission (the "Secondary Public Offering") in connection with the Company's sale of at least $8 million of its Common Stock and warrants (the "Private Offering") to certain investors (the "Investors").

     2. The undersigned understands further that the Investors have requested certain directors, officers and stockholders of the Company to enter into this Agreement because the prospect of public sales of Common Stock by these persons during the several months after commencement of the Secondary Public Offering would be detrimental to these Investors and that, but for this Lock-Up Agreement, the Investors would not invest their monies in the Company.

     3. The undersigned, as a director, officer or stockholder of the Company, desires that the proposed Private Offering and subsequent proposed Secondary Public Offering be completed, and understands that the Company and the Investors will proceed with the proposed Private Offering in reliance on this Agreement.

     4. In consideration of the foregoing and in order to induce the Investors to consummate the Private Offering, the undersigned hereby agrees (such agreement being referred to herein as the "Lockup") that the undersigned will not during the period commencing on the closing date of the Private Offering and ending 180 days after the effective date of the Final Prospectus (the "Prospectus") relating to the Secondary Public Offering (the "Lock-Up Period"),
(A) offer, pledge, hypothecate, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Common Stock or any securities convertible into, derivative of
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January 14, 2000
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Re: Instant Video Technologies, Inc.


or exercisable or exchangeable for Common Stock (collectively, the "Shares") (whether such Shares are now owned by the undersigned or are hereafter acquired) or (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Shares, whether or not any such transaction described in clause (A) or (B) above is to be settled by delivery of such Shares, in cash or otherwise. After the Lock-Up Period, the undersigned shall not during any consecutive four month period until termination of the Prospectus take any of the actions set forth in clauses (A) and (B) above with respect to more than twenty-five percent (25%) of the shares held by the undersigned as of the date of the Prospectus .

     5. Notwithstanding anything to the contrary contained in any Registration Rights Agreement or other agreement to which the undersigned is a party, the undersigned agrees that it will not, during the Lock-Up Period, make any demand for, or exercise any right, including but not limited to, piggyback registration rights with respect to the registration of any Shares and waives any such demand or right under such agreement. Notwithstanding the foregoing, the Lock-Up Period shall not apply to securities acquired by the undersigned in the Private Offering.

     6. The undersigned agrees and consents to the entry of stop transfer instructions with the Company's registrar and transfer agent to prevent the transfer of shares of Common Stock held by the undersigned except in compliance with this Agreement.

     7. Notwithstanding the foregoing, the following transactions shall not be restricted hereby:

          a. if the undersigned is one or more natural persons, any transfer by gift, will or intestacy to the undersigned's immediate family or to a trust for the benefit of the undersigned, his or her immediate family, or both; or

          b. if the undersigned is a corporation or partnership, any transfer by the undersigned in connection with the sale or other bona fide transfer in a single transaction of all or substantially all of the undersigned's assets not undertaken for the purpose of avoiding the restrictions imposed hereby; provided, however, that, as a condition of any transfer pursuant to this Section 7, each transferee shall agree to be bound by the terms hereof and shall execute an agreement substantially in the form hereof which the transferor shall cause to be delivered to the Representatives; or

          c. if the undersigned sells shares at such time (the "Release Date") that the (i) Prospectus has been declared effective by the Securities and Exchange Commission (ii) the Company obtains a Small Cap NASDAQ listing and
(iii) its Common Stock bid price is at or above $15 per share for thirty (30) or more consecutive trading days after the date of the Prospectus; provided,
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January 14, 2000
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Re: Instant Video Technologies, Inc.


however, that the undersigned shall only sell up to 25% of such Common Stock owned by the undersigned during each consecutive thirty (30) day period following the Release Date.

     8. The undersigned agrees that the provisions of this Agreement shall be binding upon the undersigned and the successors, assigns, heirs and personal representatives thereof.

     9. It is understood that if the proposed Private Offering does not close by January 31, 2000, you will release us from our obligations under this Agreement.


DATED: January 27, 2000

                                        Very truly yours,


                                        By:
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                                        (Print Name)

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                                        (Print Address)